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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



May 8, 2002



Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, CA 94566-7047


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Documentum, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 421,941 shares of the Company's common stock, $.001 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Articles of Incorporation and your Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

By: /s/ JAMES F. FULTON, JR.
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James F. Fulton, Jr.